EXHIBIT 99.1

Veritone Appoints Richard H. Taketa to Board of Directors

- Taketa Brings Decades of Leadership and Operational Experience to Veritone -

COSTA MESA, CA – May 23, 2019 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today announced the appointment of Richard H. (Rick) Taketa, 47, to its Board of Directors.  Mr. Taketa was selected based on his extensive experience in financing, developing and managing high growth, technology-enabled companies. He replaces Nate Checketts, CEO of Rhone Apparel, who is transitioning to an advisory board role.

“Rick has a proven track record of leading and scaling mid-sized and large organizations,” said Chairman and CEO of Veritone Chad Steelberg. “His diverse areas of experience, including operations, finance, law, innovation, mergers and acquisitions, public policy, and operating in regulated markets such as insurance and healthcare, give him a unique perspective that will be very valuable to the Board. Rick led York Risk Services to be one of the leading providers of tech-enabled, integrated insurance services, growing the company to over $750 million in revenue and approximately 5,500 employees. In addition, he is an attorney and has regulatory and public policy experience that will be key to Veritone as we work to expand our business in Government markets.”

“With my personal passion for emerging technologies such as artificial intelligence, as well as for product innovation, strategic customer relationships, and market positioning, I am excited to join Veritone as it scales its business,” said Taketa. “I look forward to using my experience to help the Company drive growth and build shareholder value.”

Steelberg added, “We would like to thank Nate Checketts for his service and many contributions to the Veritone Board - he has been a key contributor to our Company since its founding in 2014, helping to guide us through our startup phase, our IPO and our first two years as a public company.  Nate has led Rhone to be a fast-growing leader in the premium men’s activewear market, and this transition will give him more time to focus on continuing to build that business. We wish Nate and his family all the best in the future.”

About Richard H. Taketa

Most recently, Mr. Taketa served as President and CEO of York Risk Services, Inc., an insurance services company, where he oversaw all strategic, capital markets, financial, operational, governance, sales and client activities. He joined York after its acquisition of Southern California Risk Management Associates, where he was CEO. During his tenure, York acquired over 30 businesses and was sold three times at successively higher valuations. Previously, Taketa was a co-founder and managing director of a private equity firm and a corporate securities lawyer with DLA, after spending four years as a lobbyist in Washington, D.C., where he helped lead non-governmental organizations to accomplish public policy goals.

Taketa serves as a director of Palomar Insurance (NASDAQ: PLMR), Alphaeon Corporation, and the Hoag Hospital Foundation. Other current and prior board service includes private equity backed companies Axiom Medical Consulting, Veracity Research Corporation, and Trumpet Behavioral Health.  Rick earned a bachelor’s degree from Colgate University and a law degree from Stanford Law School.

With the appointment of Taketa, Veritone’s board continues to consist of nine members, including Chad Steelberg, Chairman and CEO of Veritone; Jeff P. Gehl, Managing Partner of RCP Advisors; G. Louis Graziadio, III, President and CEO of Second Southern Corp.; Paul A. Krieger, Revenue Manager, Hortonworks; Knute P. Kurtz, former Managing Partner of the Orange County office of PricewaterhouseCoopers LLP;  Nayaki Nayyar, President of Digital Services Management at BMC Software; Christopher J. Oates, Founder and Managing Director of RimLight, LLC; and Ryan Steelberg, Co-Founder and President of Veritone.

About Veritone
Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in a number of environments and configurations to meet customers’ needs. Its open architecture enables customers in the media and entertainment, legal and compliance, and government sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone is headquartered in Costa Mesa, California with over 300 employees, and has offices in Denver, London, New York, San Diego and Seattle. To learn more, visit Veritone.com.

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Mary Magnani / Kirsten Chapman

LHA Investor Relations
(415) 433-3777
veritone@lhai.com

2